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EXHIBIT 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF PHOTON DYNAMICS, INC.,
a California Corporation

    The undersigned, James E. Ellick and Howard M. Bailey, hereby certify that:

    1.  They are the duly elected and acting Chief Executive Officer and Chief Financial Officer, respectively, of said corporation.

    2.  The Articles of Incorporation of said Corporation shall be amended and restated to read in full as follows:

ARTICLE I

    The name of this corporation is Photon Dynamics, Inc.

ARTICLE II

    The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business, or the practice of a profession permitted to be incorporated by the California Corporations Code.

ARTICLE III

    A.  Classes of Stock.  The corporation is authorized to issue two classes of shares designated "Preferred Stock" and "Common Stock", respectively. The number of shares of Preferred Stock authorized to be issued is 5,000,000 and the number of shares of Common Stock authorized to be issued is 20,000,000.

    B.  Rights, Preferences and Restrictions of Preferred Stock.  The Preferred Stock may be divided into such number of series as the board of directors may determine. The board of directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The board of directors, within the limits and restrictions stated in any resolution or resolutions of the board of directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

ARTICLE IV

    A.  Limitation of Directors' Liability.  The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

    B.  Indemnification of Corporate Agents.  The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the corporation or its shareholders.

    C.  Repeal or Modification.  No repeal or modification of Divisions A or B of this Article IV shall adversely affect any right of indemnification or limitation of liability of an agent of the corporation relating to acts or omissions that occur before such repeal of modification or protection of an agent of this Corporation existing at the time of such repeal or modification.

    3.  The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the Board of Directors of said corporation.

    4.  The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the holders of the requisite number of shares of said corporation in accordance with such corporations Articles of Incorporation and Sections 902 and 903 of the California Corporations Code. The total number of outstanding shares of each class entitled to vote with respect to the foregoing amendment was 3,467,433 shares of Common Stock, 220,000 shares of Series A Preferred Stock, 2,856,051 shares of Series B Preferred Stock, 3,000,000 shares of Series C Preferred Stock, 1,916,665 shares of Series D Preferred Stock, and 1,830,110 shares of Series E Preferred Stock. The number of shares voting in favor of the amendment and restatement equaled or exceeded the vote required, such required vote being a majority of the outstanding shares of Common Stock, a majority of the outstanding shares of Series A, Series B, Series C, Series D and Series E Preferred Stock and a majority of the outstanding voting shares. Following such approval by the shareholders of the foregoing amendment and restatement of the Articles of Incorporation, each of the outstanding shares of Series A, Series B, Series C, Series D and Series E Preferred Stock were converted into Common Stock of the corporation. No shares of Preferred Stock of the corporation are currently outstanding, so that the foregoing amendment and restatement will have no effect, adverse or otherwise, on any outstanding shares of Preferred Stock of the corporation.

    We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct and of our own knowledge.

    Executed at Milpitas, California, on November 15, 1995.

/s/ JAMES M. ELLICK James M. Ellick, Chief Executive Officer
/s/ HOWARD M. BAILEY Howard M. Bailey, Chief Financial Officer

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  EXHIBIT 3.1
AMENDED AND RESTATED ARTICLES OF INCORPORATION OF PHOTON DYNAMICS, INC., a California Corporation